EXHIBIT 99.1

Methode Electronics Appoints Karen Keegans as

Chief Human Resources Officer

Chicago, IL – January 30, 2025 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting, and power distribution applications, announced today that Karen Keegans has been appointed as Chief Human Resources Officer (CHRO) effective February 3, 2025. Ms. Keegans succeeds Andrea Barry, who has served as CHRO since 2017.

Ms. Keegans joins Methode with more than 30 years of leadership experience, serving in the capacity of CHRO for several global industrial organizations, including Fortune 500 companies, such as Rockwell Automation, Pentair, and Praxair. She will be based at the company’s headquarters in Chicago, Illinois.

“We are pleased to have Karen join us as our new leader for Human Resources,” said Jon DeGaynor, President and Chief Executive Officer. “With her extensive HR experience and proven track record for helping organizations align culture and talent to business objectives, she will be a key contributor in our efforts to transform the business. She will lead critical activities such as building organizational capabilities to meet the changing needs of our end markets and the shifting of our culture to be more globally aligned and performance focused. This change, as with all of the recent organizational changes, is foundational to our efforts to return Methode to a prominent leadership position in the industry.”

Ms. Keegans said, “I am thrilled to join Methode and look forward to supporting the talent and culture needs of the organization while partnering with the teams across the globe.”

Mr. DeGaynor added, “I want to thank Andrea for her many contributions to Methode over the past eight years, particularly her leadership through a turbulent period these past two years. I and the Methode team wish her all the best in her future endeavors.”

About Karen Keegans

Karen Keegans is a seasoned HR professional whose career has spanned over 30 years, mainly with technology and industrial companies. She most recently held the position of CHRO at Suncor, an integrated energy company based in Calgary, Alberta. Over the past two decades she has held the position of CHRO at Rockwell Automation, Pentair, and Praxair. Ms. Keegans holds a B.A. degree in economics from the Western University, Canada.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030